Exhibit 99.1

Greatbatch Medical Proposes Consolidation of Orthopaedics Manufacturing Sites

Realignment Would Enhance Operating Efficiency, Drives Growth Opportunities

CLARENCE, N.Y.--(BUSINESS WIRE)--July 2, 2012--Greatbatch Medical, a subsidiary of Greatbatch, Inc. (NYSE:GB), today announced a proposal to consolidate its orthopaedics manufacturing operations. The move is designed to enhance operating efficiencies and drive global growth opportunities.

Under the proposal, most major functions currently performed at the company’s sites in Orvin and Corgemont, Switzerland would transfer into existing Greatbatch Medical facilities in Fort Wayne, Indiana and Tijuana, Mexico by the close of 2013. There are currently 196 persons employed in the Orvin and Corgemont facilities, of which up to 90% could be affected by the current plan.

The presentation of this plan follows particularly difficult orthopaedics market conditions since Precimed became part of Greatbatch. Beyond the economic slowdown immediately following the acquisition, customers have started to put more and more emphasis on product pricing as well as slowed down the rate at which they launch major joint replacement programs.

“This consolidation would optimize utilization of our existing operating infrastructure while enhancing the overall competitiveness of the business,” said Mauricio Arellano, president of Greatbatch Medical. “The resulting cost savings would permit continuous investments in both our commercial strategy and medical device innovations.”

In accordance with Swiss regulations, employees have a consultation period to provide individual and collective input on the proposed plan prior to any final decision being made. The intended close of the consultation period is July 20, 2012.

The company remains committed to the global and European orthopaedics markets, with the proposed structure being even more capable of meeting customer design and technical support needs. A limited number of sales, administrative and technical roles would likely remain in Switzerland, aligned with Greatbatch Medical’s regional operating model.

Mr. Arellano continued, “We are intensely focused on growth in our core business, growth through targeted acquisitions and growth through new, innovative medical devices. Our intention to relocate select production to more highly-efficient sites would be yet another step toward our vision of developing complete medical systems and devices.”

About Greatbatch Medical

Greatbatch Medical is part of the Greatbatch, Inc. (NYSE:GB) family of brands. Greatbatch Medical is committed to the design and manufacture of critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular access and orthopaedic markets. To learn more about Greatbatch Medical, please visit www.greatbatchmedical.com.

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. These forward-looking statements include the timing and elements of the proposed plan and the timing and form of related charges. Statements regarding future events are based on the Company’s current expectations and are subject to associated risks and uncertainties related to the completion of the proposed plan in the manner anticipated by the Company. These forward-looking statements may differ materially from actual future events or results due to a variety of factors, including: the Company’s ability to implement the proposed plan; and possible changes in the size, timing and components of the proposed plan or the expected costs and changes associated with the proposed plan due to the collective input by employees. The Company undertakes no obligation to revise or update publicly any forward-looking statements.

CONTACT:
Greatbatch Medical
Christopher Knospe, 716-759-5727
cknospe@greatbatch.com